EXHIBIT 99.1

F I N A N C I A L
RELATIONS BOARD

RE:  NN, Inc.
                                2000 Waters Edge Drive
                                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423)743-9151	(212)827-3773

FOR IMMEDIATE RELEASE
November 4, 2010

NN REPORTS STRONG THIRD QUARTER RESULTS

•	Sales rose 38% for the quarter and 49% for first nine months over prior year
•	Net income from normal operations and cash flow improve significantly as global demand continues to improve

Johnson City, Tenn, November 4, 2010 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2010.  Net sales for the third quarter of 2010 were $91.0 million, an increase of $24.9 million or 38%, compared to net sales of $66.1 million for the third quarter of 2009.  Approximately $26.7 million of the increase was due to the recovering demand for the Company’s products, particularly in the industrial and automotive end markets.  Raw material pass through and price increases accounted for an additional $3.2 million.  These increases were offset by a negative foreign currency translation of $5.0 million.

The reported net loss for the current quarter of $1.0 million, or $(0.06) per diluted share included $4.8 million of non-operating costs including $2.5 million of plant closing and restructuring costs, $1.3 million of foreign currency exchange losses on intercompany loans, and $1.0 million of startup costs associated with new programs in our Precision Metal Components segment.  The Company generated net income from normal operations in the third quarter of 2010 of $3.8 million, or $0.23 per diluted share compared to a 2009 third quarter net loss from normal operations of $5.9 million, or $(0.37) per diluted share.

Net sales for the first nine months of 2010 were $269.0 million, an increase of $87.9 million, or 48.5% compared to net sales of $181.1 million for the first nine months of 2009.   Approximately $96.2 million of the increase was attributable to the recovering demand for NN’s products, particularly in industrial and automotive end markets.  This increase was offset by the negative effect of foreign currency translation of approximately $5.9 million and mix changes of approximately $2.3 million.  The negative effect of raw material pass through accounted for the remainder of the difference.

The reported net income for the first nine months of 2010 of $4.3 million, or $0.26 per diluted share, included $5.2 million net of tax of non-operating charges comprised of $1.0 million in foreign currency exchange gains on intercompany loans, $4.7 million of plant closing and restructuring charges, $1.0 million of startup costs associated with new programs in our Precision Metal Components segment and $0.5 million of other net charges.  Net income from normal operations for the first nine months of 2010 was $9.5 million, or $0.58 per diluted share, as compared to the first nine months of 2009 net loss from normal operations  of $22.8 million, or $(1.40) per diluted share.

James H. Dorton, Sr. Vice President and Chief Financial Officer commented, “Our third quarter revenues and earnings reflect the continued effects of strong global demand for our products.  Profitability and cash flow continued a positive trend during the third quarter.  Cost of goods sold as a percentage of net sales for the third quarter of 82.5% was higher than the six months ended through June 30, 2010 cost of goods sold of 80.0%.  This was due primarily to seasonality factors in our European operations and the previously mentioned startup costs at our Precision Metal Components business.  With the exception of the effects of the startup costs at Precision Metal Components, which we expect to peak during the fourth quarter, we anticipate cost of goods sold returning to the more normal levels of the first six months of next year.  The cost of goods sold for the first nine months of this year was 80.8%, compared to 93.4% for the first nine months of 2009.  The third quarter and first nine months of 2009 were adversely affected by the sudden drop in sales volume we experienced as a result of the global economic recession.  This year, we have been able to favorably leverage production efficiencies due to our increased revenues and aggressive cost reduction initiatives.”

Mr. Dorton continued, “Selling, general and administrative expenses were $7.3 million, or 8.0% of net sales for the third quarter of 2010, compared to $6.5 million, or 9.8% of net sales for the third quarter of 2009, SG&A expenses for the first nine months of this year were $22.4 million, or 8.3% of net sales, compared to $19.8 million, or 10.9% of net sales for the comparable period last year. Throughout the third quarter and the first nine months of the year, we continued to leverage our increased sales volumes and aggressively cut costs.  This has allowed us to return our SG&A expenses as a percentage of sales to more historical levels despite lower sales.  The increase in SG&A dollars for the third quarter and the first nine months of the year compared to the same periods last year was due mainly to the reinstatement of salaries to pre-recessionary levels and costs associated with performance based compensation plans.”

“Our debt, net of cash, was $75.6 million at September 30, 2010, a decrease of $2.6 million over the December 31, 2009 amount of $78.2 million.  The decrease in net debt was due to the positive cash flow generated by the improvement in earnings, partially offset by the funding of working capital increases associated with higher volume.  During the first nine months of the year, we have funded approximately $8.7 million, or 52% of our planned 2010 capital budget for the year.  For the balance of the year, we plan to spend approximately $8.0 million to fund capital projects, the majority of which will be used for new programs at our Precision Metal Components business unit.

“Our current revolving credit facility expires in September 2011.  Since the expiration date of this facility is in less than twelve months, we have classified $60.0 million, which represents the total debt outstanding associated with this facility, as current.  We have begun the process of negotiating a new credit facility with the current bank group.  Due to the improved market conditions and our improved financial performance, we anticipate that the new facility will be under more favorable terms than the present facility.  Although we can provide no assurances, we anticipate closing this new facility by the end of the current year.  Our fixed rate senior notes expire in April of 2014 and will continue to be classified as long-term.

“On August 31, 2010 we completed the previously announced sale of a portion of the assets of our Tempe, Arizona facility to Triumph Manufacturing LLC.  This newly formed Company which is not affiliated with NN, Inc. was able to take over the existing facility, employ a number of the former management and production employees and continue to supply existing customers with certain products that were not transferred and consolidated into our Ohio facilities.  Our year-to-date results reflect approximately $4.4 million of charges associated with this transaction.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “Our third quarter is traditionally the weakest of the year.  However, due to the continued strong global demand for our products, we experienced only a slight decrease in sales from this year’s second quarter.  Our customers have indicated this level of strong demand for our products will continue for the remainder of the year and into the first quarter of 2011.  We are now forecasting our 2010 full year sales to be at the top of the range of our previous guidance of $350 million to $360 million.   Additionally, we expect the sales impact of new programs at our Precision Metal Components business to begin during the first quarter of 2011. We believe these new programs, along with the continuing recovery of global demand, provide for good revenue momentum for the foreseeable future.”

Mr. Baty concluded, “During the financial crisis of 2009 and into 2010, we have proactively addressed our global cost structure to insure that as global revenues improve, we will be able to leverage that improvement into increased earnings and corresponding cash flows. We are encouraged by the performance of our business units and the levels of customer demand that we have experienced to date in 2010.  We continue to aggressively manage our business on the cost side and look for improvements in revenue and cost savings to drive further profitability improvements into 2011.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 11 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of $259 million in 2009.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, customer demand for our products, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions, improvement in global automotive and industrial end markets, risks related to our ability to obtain favorable terms with respect to financial covenants from our lenders and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2009.

Financial Tables Follow

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

                                                                                                                                                                                                Three Months Ended                        Nine Months Ended
                                                                                                                                                                                                    September 30,                                    September 30,

	2010	2009	2010	2009

Net sales	$90,996	$66,110	$269,029	$181,119
Cost of products sold (exclusive of depreciation shown separately below)	75,066	58,981	217,403	169,184
Selling, general and administrative	7,316	6,465	22,357	19,779
Depreciation and amortization	4,189	5,255	15,152	15,773
(Gain) loss on disposal of assets	676	(13)	679	(41)
Restructuring and impairment charges	823	4,070	2,060	4,742
Income (loss) from operations	2,926	(8,648)	11,378	(28,318)

Interest expense	1,775	1,833	5,258	4,719
Write-off of unamortized debt issue cost	--	--	130	604
Other expense (income), net	1,407	(11)	(1,569)	(135)
Income (loss) before provision (benefit) for income taxes	(256)	(10,470)	7,559	(33,506)
Provision (benefit) for income taxes	752	(1,487)	3,221	(1,532)

Net income (loss)	$(1,008)	$(8,983)	$4,338	$(31,974)

Diluted income (loss) per common share	$(0.06)	$(0.55)	$0.26	$(1.97)

Weighted average diluted shares	16,646	16,268	16,537	16,268

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2010	December 31, 2009

Assets
Current assets:
Cash	$7,230	$8,744
Accounts receivable, net	66,823	49,412
Inventories, net	36,588	33,275
Other current assets	7,080	6,852
Total current assets	117,721	98,283

Property, plant and equipment, net	117,481	129,715
Goodwill, net	8,638	9,278
Other assets	4,917	5,376
Total assets	$248,757	$242,652

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,573	$38,048
Accrued salaries, wages and benefits	13,964	14,469
Current maturities of long-term debt	65,684	9,405
Other current liabilities	11,234	6,567
Total current liabilities	135,455	68,489

Deferred tax liabilities	3,454	3,558
Long-term debt, net of current portion	17,143	77,558
Other	15,219	16,244
Total liabilities	171,271	165,849

Total stockholders’ equity	77,486	76,803

Total liabilities and stockholders’ equity	$248,757	$242,652

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income (Loss)	$(1,008)	$(0.06)	$4,338	$0.26
Restructuring and costs for plant closing	2,451	0.15	4,651	0.28
Foreign exchange (gain) loss on intercompany loans	1,326	0.08	(963)	(0.06)
Other charges	--	--	460	0.03
New program startup costs at Whirlaway	1,023	0.06	1,023	0.06

Net income from normal operations	$3,792	$0.23	$9,509	$0.58

	Three Months Ended September 30, 2009		Nine Months Ended September 30, 2009
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Loss	$(8,983)	$(0.55)	$(31,974)	$(1.97)
Restructuring costs for plant closing	119	0.01	792	0.05
Valuation allowance on deferred taxes, net	--	--	5,478	0.34
Restructuring charges for Veenendaal facility	2,924	0.17	2,924	0.18

Net loss from normal operations	$(5,940)	$(0.37)	$(22,780)	$(1.40)